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Exhibit 10.7

Pursuant to Item 601(b)(10)(iii)(b) the following is a description of the Quidel Corporation General Nonstatutory Stock Option Plan

QUIDEL CORPORATION
GENERAL NONSTATUTORY STOCK OPTION PLAN

DESCRIPTION OF THE PLAN, AS AMENDED ON DECEMBER 11, 2000

GENERAL

        The Quidel Corporation General Nonstatutory Stock Option Plan (the "Plan") was adopted by the Board of Directors (the "Board") of Quidel Corporation (the "Company) on June 23, 1997 and amended by the Board on December 11, 2000, to increase the number of shares of Company common stock available for issuance under the Plan from 300,000 shares to 575,000 shares. In this regard, a total of 575,000 shares of the Company's common stock have been reserved for issuance under the Plan, subject to anti-dilution provisions in the Plan and the option agreements thereunder. The Plan is not a qualified deferred compensation plan under Section 401(a) of the Internal Revenue Code of 1986, as amended, and is not subject to the provisions of ERISA (the Employee Retirement Income Security Act of 1974). No person has or may create any lien on any of the shares of Company common stock reserved for issuance under the Plan.

PURPOSE

        The purpose of the Plan is to provide a means whereby the Company may promote its interests and the interests of its stockholders by attracting and retaining the services of highly qualified individuals. Awards under the Plan are issued only to individuals not previously employed by the Company and as an inducement essential to such individual's entering into an employment contract with the Company.

ADMINISTRATION

        The Plan is administered by the Compensation Committee of the Board (the "Committee"), which is authorized, directed and empowered to administer the Plan and to determine whether and under what terms and conditions nonstatutory stock options may be granted thereunder, including, without limitation, the exercise price and any restriction or limitation, or any vesting acceleration or waiver of forfeiture restrictions regarding the options and/or the shares of common stock relating thereto, based in each case on such factors as the Committee will determine in its sole discretion.

ELIGIBILITY

        Only S. WAYNE KAY and PAUL LAWRENCE were eligible to receive option grants under the Plan (which at the time of any grants under the Plan, such eligible participants were not employees of the Company).

STOCK OPTIONS

        The Plan provides that an eligible person may, in the discretion of the Committee, receive nonstatutory stock options under the Plan.

        An optionee may pay the exercise price of an option by delivery of legal tender of the United States, delivery of shares of the Company's common stock (valued at fair market value as of the exercise date) or by payment of other consideration that the Committee determines is acceptable.

PLAN EFFECTIVENESS AND DURATION

        The Plan became effective as of the date it was adopted by the Board, June 23, 1997, and will continue until terminated by the Board; provided, however, that such termination will not affect any option previously made or granted that is then outstanding.

RESTRICTIONS ON TRANSFERABILITY

        No option granted under the Plan may be assigned or transferred by the optionee except by will, by the laws of descent and distribution, pursuant to a qualified domestic relations order, or, in the discretion of the Company and under circumstances that would not adversely affect the interests of the Company, pursuant to a nominal transfer that does not result in a change in beneficial ownership, or as otherwise permitted by rule or interpretation of the Securities and Exchange Commission or its staff as an exception to the general proscription on transfer of derivative securities set forth in Rule 16b-3 (or any successor rule) under the Securities Exchange Act of 1934, as amended, or interpretation thereof. During the lifetime of the optionee, the option will be exercisable only by the optionee (or the optionee's permitted transferee) or his or her guardian or legal representative.

FEDERAL INCOME TAX CONSEQUENCES

GENERAL

        The following discussion of the Plan's federal income tax consequences is a summary of applicable federal tax law. State, local and foreign tax consequences may differ, and tax laws may be amended or interpreted differently during the term of the Plan or of stock options under the Plan. This discussion does not discuss all federal tax provisions that may apply to a particular tax situation, including federal gift tax, estate tax and alternative minimum tax issues, and such tax laws may not correspond to the federal income tax treatment described herein. Because the federal income tax rules governing awards and related payments are complex, subject to frequent change and depend on individual circumstances, a Plan participant should consult a tax advisor for particular federal, as well as state and local, income and other tax consequences prior to exercising options or disposing of stock acquired pursuant to options.

NONQUALIFIED STOCK OPTIONS

        In general, there are no tax consequences to the optionee or to the Company on the grant of a stock option which does not qualify as an incentive stock option (a "nonqualified stock option"). Upon the exercise of a nonqualified stock option, the optionee generally will recognize ordinary income equal to the excess of the fair market value of the shares acquired on exercise (determined as of the exercise date) over the purchase price paid for such shares. The Company will be entitled to a deduction equal to the amount of ordinary income recognized by the optionee. The ordinary income recognized by the optionee may be subject to employment and income withholding taxes or self-employment taxes in addition to any other taxes that might apply. Provided the shares received upon exercise of the nonqualified stock option are held as a capital asset, upon the subsequent disposition of the shares received under a nonqualified stock option, the difference between the proceeds received upon disposition and the optionee's basis in the shares (the sum of the price paid for the shares and the amount of income realized upon exercise of the option) generally will be treated as a capital gain or loss. Any capital gain or loss will be characterized as long-term or short-term, depending upon the holding period of the shares.

WITHHOLDING; INFORMATION REPORTS

        Generally, the Company will be required to withhold applicable taxes with respect to any ordinary income recognized by an employee in connection with any stock options awarded under the Plan. An optionee may be required to pay the withholding taxes to the Company or make other provisions satisfactory to the Company for the payment of the withholding taxes as a condition to the issuing of any common stock or the paying of any benefit under the Plan to an optionee. Any settlement must be made in the form of cash or other form of consideration that the Committee deems satisfactory. Whether or not such withholdings are required, the Company will make such information reports to the Internal Revenue Service as may be required with respect to any income attributable to transactions involving stock options under the Plan.

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Pursuant to Item 601(b)(10)(iii)(b) the following is a description of the Quidel Corporation General Nonstatutory Stock Option Plan
DESCRIPTION OF THE PLAN, AS AMENDED ON DECEMBER 11, 2000
FEDERAL INCOME TAX CONSEQUENCES